EXHIBIT 99.1
HPL TECHNOLOGIES INVESTIGATING FINANCIAL AND ACCOUNTING IRREGULARITIES

SAN JOSE, CA/JULY 19, 2002---HPL Technologies, Inc. (Nasdaq: HPLA) today reported that the audit committee of the Company has initiated an investigation into financial and accounting irregularities involving revenue reported during prior periods.  David Lepejian, the Company’s chairman and chief executive officer, has been removed from all positions with the Company.  Mr. Elie Antoun, president and chief executive officer of MediaQ Incorporated, has been elected chairman of the board of directors and will assume in the interim the responsibilities of chief executive officer of the Company.  The board of directors will move rapidly to appoint a new chief executive officer.  Additionally, Michael Scarpelli, the Company’s current Vice President - Corporate Development, will assume the positions of Chief Financial Officer and Vice President - Administration.

The audit committee has retained Heller Ehrman White & McAuliffe to conduct a special investigation into these matters.  Based on its preliminary investigation, the Company believes that a material amount of revenue was improperly recognized during one or more earlier periods in connection with sales to an international distributor.  The Company has informed the staff of the Securities and Exchange Commission (SEC) about the status of its investigation and plans to cooperate fully with the SEC going forward.  Until the investigation is completed, no further reliance should be placed on the Company’s previously issued financial statements.

HPL also announced that, in light of the recent developments, it is unlikely that the Company will be able to complete the pending acquisition of IDS Software Systems.  HPL will also postpone its annual shareholders meeting, currently scheduled for July 30, 2002, and the reporting of its fiscal 2003 first quarter results, currently scheduled for July 25, 2002, until the completion of the investigation.

“The Company is fully committed to conducting a comprehensive and thorough investigation into these matters and disclosing the results of the investigation,” said Mr. Antoun.

Conference Call

HPL will host a conference call on Monday, July 22, 2002 at 9 a.m. Eastern Time, 6 a.m. Pacific Time.  The call can be accessed via the Internet at www.hpl.com under the investor relations section or by dialing (800) 451-7724.

About HPL

HPL is a leading provider of yield optimization software solutions that enable semiconductor companies and FPD industry to enhance the efficiency of their production process, which consists of design, fabrication and test. The Company’s products include a flexible software platform that allow its customers to accelerate the process in which they identify, measure and correct sources of failure in the production process. By accelerating this process, HPL enables its customers to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor and FPD product cycle and to improve product quality and production efficiency. Founded in 1989, the company is headquartered in San Jose, California. For more information, please visit www.hpl.com.